UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. __)

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GameStop Corp.

(Name of Registrant as Specified In Its Charter)

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GameStop Corp.
625 Westport Parkway
Grapevine, Texas 76051

June 13, 2011

Meredith Lawless

Fidelity Investments

Investment Proxy Research

One Spartan Way, MZ: TS1E

Merrimack, NH 03054

Re:  GameStop 2011 Incentive Plan

Dear Ms. Lawless,

Thank you for taking the time to discuss with us the Proxy Voting Guidelines of Fidelity Investments (“Fidelity”).  You informed us that Fidelity had voted against Proposal No. 4 in the 2011 Annual Meeting Proxy Statement of GameStop Corp.  That proposal seeks stockholder approval of the 2011 Incentive Plan (“the Plan”).  You indicated that Fidelity’s negative vote was triggered under its Guidelines because the Plan does not require minimum vesting provisions for grants to new hires or non-employee directors.

We understand that Fidelity would be willing to reverse its proxy vote if GameStop were to represent to Fidelity that it is willing to seek approval from its Board of Directors of codification in the Plan of a maximum of five percent (5%) of the Plan to be granted without minimum vesting periods.  This letter serves as GameStop’s formal representation to Fidelity that it will seek Board approval of this codification in the Plan at its next Board meeting on June 21, 2011.  After the Board makes a decision with respect to this matter, we will promptly notify you of such decision.  In light of this formal representation to you, we understand that Fidelity will now reconsider its prior negative vote with respect to Proposal 4 for the GameStop Annual Stockholders’ Meeting on June 21, 2011.

Should you have any additional questions regarding the Plan or the contents of this letter, please feel free to contact me at 817-424-2080 or by email at roblloyd@gamestop.com.

Very truly yours,

/s/ Robert A. Lloyd
Robert A. Lloyd
Executive Vice President and Chief Financial Officer